                                                                 Exhibit 4(l)


                                        THE FRANKLIN LIFE INSURANCE COMPANY

                                             Springfield, Illinois

                                                 A Legal Reserve Stock Company
Contract Number          1234567

Date of Issue            DECEMBER 1, 1970

Name of Annuitant        BENJAMIN FRANKLIN                       65   Age

Name of Contingent
Annuitant                DEBORAH FRANKLIN                        65   Age

Total Purchase Price     $10,000.00              $5,000.00 For Fixed Dollar Annuity
                                                 Payment
                                                 $5,000.00 For Separate Account
                                                 Annuity Units
Amount of Fixed Dollar
Annuity Payment          $25.33

Number of Separate
Account Annuity Units    25.333

Frequency of Income
Payments                 MONTHLY

Date of First
Income Payment           JANUARY 1, 1971


     The Franklin Life Insurance Company agrees to pay jointly to the Annuitants income payments with the frequency shown above, the first payment to be made on the date shown above if both of the Annuitants are then living, and to continue such payments so long as both of the Annuitants shall live. Upon the death of either of the Annuitants, payments representing 100% of the Separate Account Annuity Units and Fixed Dollar Annuity Payment in effect during the joint lifetime of the Annuitants shall be paid thereafter to the survivor for his or her lifetime. The dollar amount of each payment shall be determined as provided in provision 2.

     The provisions on this and the following pages are part of the Contract.

          Signed for the Company at Springfield, Illinois.





               Secretary                          President





                        A Brief Description of This Contract

This is a Single Payment Joint and Last Survivor Life Annuity. Income is payable for the lifetime of either of the Annuitants. The Contract is nonparticipating.

               ALL INCOME PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT,
               WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT,
               ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.



FORM 1184

1.   GENERAL DEFINITIONS--As used in this contract, the terms:
     (a) "Variable Annuity" means an annuity with payments varying in amount in accordance with the net investment experience of the Separate Account;
     (b) "Fixed Dollar Annuity" means an annuity with payments which remain fixed as to dollar amount throughout the payment period;
     (c) "Income Payment" means the sum of the variable annuity payment and the fixed dollar annuity payment;
     (d) "General Account" means all assets of the Company other than those in a Separate Account. Reserves for any fixed dollar benefits shall be maintained in the General Account;
     (e) "Separate Account" means those assets of the Company in a segregated investment account entitled "Franklin Life Variable Annuity Fund B" established by the Company pursuant to Illinois law;
     (f) "Valuation Date" means the date as of which the Separate Account Net Investment Rate is determined;
     (g) "Valuation Period" means the period as determined by the Company, of not more than 7 calendar days beginning on the day after Valuation Date and ending on the next Valuation Date;
     (h) "Separate Account Annuity Unit" means a unit used to determine the amount of each variable annuity payment. (See provision 4 dealing with Separate Account Annuity Unit values.)
     (i) "Written Request" means a written request satisfactory to the Company, filed at its Home Office in Springfield, Illinois.

2.   DETERMINATION OF THE AMOUNT OF INCOME PAYMENT--
     (a) Variable Annuity--The dollar amount of the Variable Annuity Payment is not predetermined and may change from one payment to the next. The actual amount of any such payment is determined by multiplying the number of Separate Account Annuity Units shown on page 1 by the Separate Account Annuity Unit value, determined as described provision 4, for the Valuation Period in which the payment is due.
          The Company guarantees that the dollar amount of each payment shall not be affected by variations in mortality experience from mortality assumptions on which the first payment is based.
     (b) Fixed Dollar Annuity--Fixed Dollar Annuity payments remain fixed as to dollar amount throughout the payment period. The dollar amount is as stated on page 1.

3. SEPARATE ACCOUNT NET INVESTMENT RATE AND NET INVESTMENT FACTOR--The Separate Account net investment rate for any Valuation Period is equal to the gross investment rate expressed in decimal form to 8 places less a deduction of .00003945 for each day of such Valuation Period. Such gross investment rate is equal to (i) the investment income for the valuation period plus capital gains and minus capital losses for the period, whether realized or unrealized, on the assets of the Separate Account less a deduction for any applicable taxes arising from such income and realized and unrealized capital gains attributable to the assets of the Separate Account, divided by (ii) the value of assets in the Separate Account at the beginning of the Valuation Period. The gross investment rate may be positive or negative. The net investment factor for the Separate Account is 1.00000000 plus the Separate Account net investment rate for the period.

4. SEPARATE ACCOUNT ANNUITY UNIT VALUE--The value of a Separate Account Annuity Unit on July 1, 1971 was established at $1.00, and for each day thereafter is determined by multiplying the value of the Separate Account Annuity Unit on the preceding day by the Annuity Change Factor for the Valuation Period ending on the 10th preceding day or by 1.0 if no Valuation Period ended on the 10th preceding day. The Annuity Change Factor is equal to the amount determined by dividing the net investment factor for such Valuation Period by an amount equal to one (1) plus the interest rate for the number of calendar days in such Valuation Period at the effective annual rate of 3-1/2%.

5. CONSIDERATION-ENTIRE CONTRACT--This contract has been issued in consideration of the application and of the payment of the Purchase Price. This contract and the application, a copy of which is attached to and made a part of this contract, constitute the entire contract and shall be construed according to the laws of the jurisdiction where it is made.

6. STATEMENTS IN APPLICATION--All statements made in the application shall, in the absence of fraud, be deemed representations and not warranties. No statement shall be used in defense to a claim under this contract unless it is contained in the application and unless a copy of the application is attached to this contract when issued.

7. MODIFICATION OF CONTRACT--Any change in this contract will be valid only when it is approved in writing by the President or Secretary of the Company, and the approval is endorsed on the contract or otherwise recorded as the Company may require. No agent or person other than the above has the authority to change, modify or waive any provision of this contract.

8. OWNER--The Owner of this contract will be the Annuitant unless otherwise designated in the application for this contract, or otherwise provided by endorsement at date of issue or unless subsequently changed as provided below. The relationship of the Owner is the relationship to the Annuitant, unless otherwise stated.

     During either Annuitant's lifetime, all rights under this contract belong exclusively to the Owner unless the Owner provides otherwise by written request. Such rights include the right to assign or surrender this contract and to exercise, receive and enjoy every other right, option and privilege conferred by this contract or allowed by the Company.

9. CHANGE OF OWNERSHIP--The Owner may designate a new Owner and may designate or change a Contingent Owner at any time during either Annuitant's lifetime by filing a written request at the Home Office of the Company. Such designation or change will take effect only when endorsed upon this contract or otherwise recorded as the Company may require, but upon endorsement or recording the change will relate back to, and take effect as of, the date said written request was signed whether or not such Annuitant be living at the time of such endorsement or recording, subject to the rights of any Assignee of record with the Company and subject to any payment made or action taken by the Company before the written request for designation or change was received at the Home Office.

     At the death of the Owner during either Annuitant's lifetime, the Contingent Owner, if any, will become the Owner, but if no Contingent Owner is then living, ownership will pass to the estate of the Owner.

10. ASSIGNMENT--No assignment of this contract will be binding on the Company unless the assignment is in writing and filed at the Home Office. The Company is not responsible for the validity of any assignment.


FORM 1184                                                               PAGE 2

11. INCONTESTABILITY--This contract will be incontestable after it has been in force during the lifetime of either Annuitant for 2 years from its date of issue.

12. AGE AND SEX--If the age or sex of either of the Annuitants has been misstated, the amounts payable and any benefits accruing hereunder shall be such as the Purchase Price would have purchased at the correct age and sex of such Annuitant. Any payments already made by the Company shall be made up immediately and any overpayments made by the Company shall be charged against the benefits falling due after adjustment, with compound interest at 5.7% a year in advance.

13. EVIDENCE THAT ANNUITANT IS LIVING--The Company shall as a condition of each payment to the Annuitant have the right to require satisfactory evidence that the Annuitant is living on the due date of such income payment.

14. TERMINATION OF CONTRACT--On the death of the survivor of the Annuitants, this contract shall immediately cease and become void. The Annuity herein provided shall terminate with the last regular payment preceding said death, and there shall be no payment due for time elapsed since the due date of the last regular payment.

15. NONPARTICIPATING--This contract is nonparticipating and will not share in the surplus earnings of the Company.

16. VOTING RIGHTS--The Owner shall have the right to vote only at the meetings of the Separate Account Contract Owners. Ownership of this contract shall not entitle any person to vote at any meeting of shareholders of the Company. Votes attributable to the contract shall be cast in conformity with the provisions of the Rules and Regulations of the Separate Account.

17. OWNERSHIP OF ASSETS AND DETERMINATION OF VALUES--The Company shall have exclusive and absolute ownership and control of its assets, including all assets in the Separate Account. Determination by the Company of the value of a Separate Account Annuity Unit by the method described in this contract will be conclusive upon the Owner and the Annuitant.



FORM 1174-1184                                                         PAGE 3

                        THE FRANKLIN LIFE INSURANCE COMPANY


                        A BRIEF DESCRIPTION OF THIS CONTRACT



This is a Single Payment Joint and Last Survivor Life Annuity. Income is payable for the lifetime of either of the Annuitants. The Contract is nonparticipating.

          ALL INCOME PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT,
          WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT,
          ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.



FORM 1184